Exhibit 99.3
________ __, 2006
FORM OF EXCHANGE AGENT AGREEMENT
J.P. Morgan Trust Company, National Association
600 Travis Street – 11th Floor
Houston, Tx. 77001
Attention:      Mary Jane Henson
Ladies and Gentlemen:
     WESCO Distribution, Inc., a Delaware corporation (the “Company”), proposes to make an offer (the “Exchange Offer”) to exchange all of its outstanding 7.50% Senior Subordinated Notes due 2017 (the “Old Securities”) for its 7.50% Senior Subordinated Notes due 2017 (the “New Securities”). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated                     , 2006 (the “Prospectus”), and in the accompanying Letter of Transmittal (the “Letter of Transmittal”), which are both proposed to be distributed to all record holders of the Old Securities, and which collectively constitute the Exchange Offer. The Old Securities and the New Securities are collectively referred to herein as the “Securities”.
     The Company hereby appoints J.P. Morgan Trust Company, National Association to act as exchange agent (the “Exchange Agent”) in connection with the Exchange Offer. References hereinafter to “you” and “your” shall refer to J.P. Morgan Trust Company, National Association.
     The Exchange Offer is expected to be commenced by the Company on or about                     , 2006. The Letter of Transmittal (the “Letter of Transmittal”) accompanying the Prospectus (or in the case of book-entry securities, the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (the “Book-Entry Transfer Facility”)) is to be used by the holders of the Old Securities to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Securities tendered in connection therewith. Anything contained herein or in the Prospectus or Letter of Transmittal to the contrary notwithstanding, the Exchange Agent’s obligations with respect to receipt and inspection of the Letter of Transmittal in connection with the Exchange Offer shall be satisfied for all purposes hereof by inspection of the electronic message (the “agent’s message,” as defined in the Prospectus) transmitted to the Exchange Agent by the Book-Entry Transfer Facility, in accordance with ATOP, and by otherwise observing and complying with all procedures established by the Book-Entry Transfer Facility in connection with ATOP, to the extent that ATOP is utilized by the Exchange Offer participants.

     The Exchange Offer shall expire at 5:00 p.m., New York City time, on ___, 2006 or on such subsequent date or time to which the Company may extend the Exchange Offer (the “Expiration Date”).
     Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you before 9:00 a.m., New York City time, on the business day following the previously scheduled Expiration Date.
     The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption “The Exchange Offer—Conditions.” The Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or non-acceptance to you as promptly as practicable.
     In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:
     1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned “The Exchange Offer,” and the Letter of Transmittal or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.
     2. You will establish a book-entry account with respect to the Old Securities at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of the Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of the Old Securities by causing the Book-Entry Transfer Facility to transfer such Old Securities into such account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer; and you may effect withdrawals of tendered Old Securities by book-entry movement out of such account.
     3. You are to examine each Letter of Transmittal and certificate for Old Securities, or Agent’s Message and confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility, as applicable, and any other documents delivered or mailed to you by or for holders of the Old Securities, to ascertain whether: (i) the Letter of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein; and (ii) the Old Securities have otherwise been properly tendered. The determination of all questions as to validity, form, eligibility, acceptance and withdrawal with respect to the exchange of any Old Securities shall be made by the Company. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be reasonably necessary or advisable to cause such irregularity to be corrected; however, you shall not incur any liabilities for failure to so inform.

     4. With the approval of any designated officer of the Company referred to in Section 5 below (such approval, if given orally, to be promptly confirmed in writing), or any other party designated in writing by any such officer, you are authorized to waive any defects, irregularities or conditions of tender or withdrawal in connection with any tender or withdrawal of Old Securities pursuant to the Exchange Offer.
     5. Tenders of Old Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned “The Exchange Offer,” and Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.
     Notwithstanding the provisions of this Section 5, Old Securities which the Chief Executive Officer, the Chief Financial Officer, the Treasurer or any Assistant Treasurer of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be promptly confirmed in writing).
     6. You shall advise the Company with respect to any Old Securities received subsequent to the Expiration Date and accept any instructions of the Company with respect to disposition of such Old Securities.
     7. You shall accept tenders:
     (a) in cases where the Old Securities are registered in two or more names only if signed by all named holders;
     (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted; and
     (c) from persons other than the registered holder of Old Securities, provided that customary transfer requirements, including payment of any applicable transfer taxes, are fulfilled.
     You shall accept partial tenders of Old Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Securities to the registrar for split-up and return any untendered Old Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.
     8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice, if given orally, to be promptly confirmed in writing) and will notify or cause to be notified the Book-Entry Transfer Facility of the Company’s acceptance, promptly after the Expiration Date, of all Old Securities properly tendered and you, on behalf of the Company, will exchange such Old Securities for New Securities and cause such accepted Old Securities to be canceled. Delivery of New Securities will be made on behalf of the Company by you at the rate of $1,000 principal amount of New Securities for each $1,000 principal amount of the corresponding Old Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Securities by the Company; provided, however, that in all cases, Old Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof or an Agent’s Message) with any required signature guarantees and any other required documents. New Securities shall be issued and delivered only in denominations of $1,000 or any integral multiple thereof.
     9. Tenders pursuant to the Exchange Offer are irrevocable; provided, however, subject to the terms and conditions set forth in the Prospectus and the Letter of Transmittal, Old Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date under the circumstances set forth in the Prospectus and the Letter of Transmittal.
     10. The Company shall not be required to accept any Old Securities tendered if any of the conditions set forth in the Prospectus or the Letter of Transmittal are not met. Notice of any decision by the Company not to accept any Old Securities tendered shall be given (if given orally, to be promptly confirmed in writing) by the Company to you.
     11. If, pursuant to the Exchange Offer, the Company does not accept for exchange all or part of the Old Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption “The Exchange Offer” or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates representing unaccepted Old Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.
     12. All certificates representing unaccepted Old Securities, reissued Old Securities or New Securities, shall be returned or forwarded to, or as directed by the holder thereof, by first-class mail.
     13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.
     14. As Exchange Agent hereunder you:
     (a) shall not be liable for any act, omission to act or sufferance to exist, unless the same constitutes your own gross negligence or willful misconduct, and in no event shall you be liable for any special, punitive, indirect or consequential loss or damages of any kind whatsoever, or lost profits, arising in connection with this Agreement even if you have been advised of the likelihood of such loss or damage and regardless of the form of action;
     (b) shall have no duties or obligations other than those expressly set forth herein or as may be subsequently agreed to in writing between you and the Company, and no implied duties or obligations shall be read into this Agreement against you. No provision in this Agreement shall require you to expend or risk your own funds or otherwise incur financial liability in the performance of any of your duties, or in the exercise of your rights and powers hereunder;
     (c) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Book-Entry Confirmations, or the Old Securities represented thereby, deposited with or transferred to you pursuant to the Exchange Offer, and will not be required to make any, and will be regarded as making no, representation as to the validity, value or genuineness of the Exchange Offer;
     (d) shall not be obligated to take any legal action hereunder which might in your judgment involve any expense or liability, unless you shall have been furnished with indemnity or security satisfactory to you;
     (e) may conclusively rely on and shall be fully protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed or presented by the proper person or persons;
     (f) may act upon any tender, statement, request, Book-Entry Confirmation, Agent’s Message, document, agreement, certificate or other instrument whatsoever, not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or presented by the proper person or persons;
     (g) may conclusively rely on and shall be fully protected in acting upon written or oral instructions from any officer of the Company referred to in Section 5 above;
     (h) may perform any of your duties hereunder either directly or through agents or attorneys and you shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with reasonable care by you hereunder;
     (i) shall not be liable or responsible for any recital or other statement contained in the Prospectus;
     (j) shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to the Exchange Offer, including without limitation obligations under applicable securities laws;
     (k) shall not be liable for any delay, failure, malfunction, interruption or error in the transmission or receipt of communications or messages through electronic means to or from the Book-Entry Transfer Facility, or for the actions of any other person in connection with any such message or communication;

     (l) may consult with counsel of your selection with respect to any questions relating to your duties and responsibilities as Exchange Agent and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in reliance thereon;
     (m) shall not advise any person tendering Old Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old Securities;
     (n) shall not be liable for any action taken, suffered or omitted by you in good faith and believed by you to be authorized or within the discretion or rights or powers conferred upon you by this Agreement; and
     (o) shall not be responsible or liable for any failure or delay in the performance of your obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond your reasonable control, including, without limitation, acts of God, earthquakes, fires, floods, wars, civil or military disturbances, terrorist acts, sabotage, epidemics, riots, interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service, accidents, labor disputes, and acts of civil or military authority or governmental actions, it being understood that you shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
     15. You shall take such action as may from time to time be requested by the Company (and such other action as you may deem appropriate) to furnish copies of the Prospectus and Letter of Transmittal, and the Notice of Guaranteed Delivery (as defined in the Prospectus), or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer and not the merits of the Exchange Offer. The Company will furnish you with copies of such documents on your request. All other requests for information relating to the Exchange Offer shall be directed by you to the Company, Attention: Daniel A. Brailer, Treasurer.
     16. You shall advise by facsimile transmission Daniel A. Brailer, the Treasurer of the Company (at the facsimile number (412) 454 — 2595), and such other person or persons as the Company may request, daily (and more frequently during the week immediately preceding the Expiration Date, if requested) up to and including the Expiration Date, as to the principal amount of Old Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral or written request made from time to time prior to the Expiration Date of such other information as they may reasonably request. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all holders whose tenders were accepted, the aggregate principal amount of Old Securities tendered and the aggregate principal amount of Old Securities accepted, and deliver said list to the Company.
     17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and, after the Expiration Date, the time, of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials in accordance with your normal practices.
     18. For services rendered as Exchange Agent hereunder, you shall be entitled to such compensation and reimbursement of out-of-pocket expenses (including the reasonable fees and expenses of your counsel) as has been separately agreed upon in writing by you and the Company. The provisions of this Section shall survive the termination of this Agreement and your resignation or removal for any reason.
     19. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to your duties, liabilities and indemnification as Exchange Agent (all of which shall be governed and controlled by the provisions of this Agreement).
     20. The Company shall indemnify, defend and hold you and your directors, officers, employees and agents (collectively with you, the “Indemnitees”) harmless from and against every loss, liability or expense, including without limitation damages, fines, suits, actions, demands, penalties, costs, out-of-pocket or incidental expenses, legal fees and expenses, the allocated costs and expenses of in-house counsel and legal staff and the costs and expenses of defending or preparing to defend against any claim (collectively, “Losses”), that may be imposed on, incurred by, or asserted against, any Indemnitee for or in respect of your (1) execution and delivery of this Agreement (2) compliance or attempted compliance with or reliance upon any instruction or other direction upon which you are authorized to rely pursuant to the terms of this Agreement and (3) performance under this Agreement, except in the case of such performance only and with respect to any Indemnitee to the extent that the Loss resulted from such Indemnitee’s gross negligence or willful misconduct. The provisions of this Section shall survive the termination of this Agreement and your resignation or removal for any reason.
     21. You shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service (e.g., Form 1099s, etc.). The Company understands that you are required to deduct 28% on payments to certain holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds so deducted will be turned over to the Internal Revenue Service.

     22. The Company shall be responsible for payment, in a timely manner, of transfer taxes to each governmental authority to which any transfer taxes are payable in respect of the exchange of the Old Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of payment of any such transfer taxes at such time, if any, as such refund is received by you.
     23. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the New York General Obligations Law or any successor to such statute).
     24. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.
     25. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     26. This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of each of the parties hereto. This Agreement may not be modified orally.
     27. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including by telecopy, if receipt thereof is confirmed) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:
If to the Company:
WESCO Distribution, Inc.
225 West Station Square Drive, Suite 700
Pittsburgh, Pa. 15219
Attention: Daniel A. Brailer
Telephone:       (412) 454-2200
Facsimile:        (412) 454-2595
If to the Exchange Agent:
J.P. Morgan Trust Company, National Association
600 Travis Street – 11th Fl.
Houston, Tx. 77002
Attention:       Mary Jane Henson

Telephone:       (713) 216-5651
Facsimile:        (713) 216-2431

     28. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 18, 20 and 22 shall survive the termination of this Agreement. Except as otherwise set forth herein, upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Old Securities, funds or property then held by you as Exchange Agent under this Agreement.
     29. This Agreement shall inure to the benefit of and the obligations created hereby shall be binding upon the parties hereto and their successors and assigns. Neither party may assign this Agreement without the prior written consent of the other party. Any entity into which the Exchange Agent may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Exchange Agent shall be a party, or any entity succeeding to all or substantially all the corporate trust business of the Exchange Agent, shall be the successor of the Exchange Agent hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto. This Agreement shall become effective as of the date hereof.
     30. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.
[Signature page follows]

     Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

WESCO Distribution, Inc.

By:
Name:
Title:

Accepted as of the date first
above written:

J.P. Morgan Trust Company, National Association
as Exchange Agent

By:

	Name:	Mary Jane Henson
	Title:	Vice President